Exhibit (h)(35)

COMPLIANCE SERVICES AGREEMENT

     This Amendment (the “Agreement”) is made as of June 1, 2007 between TD Asset Management USA Funds Inc. (the “Company”), a Maryland corporation, on its own behalf and on behalf of its TDAM Money Market Portfolio, TDAM Institutional Money Market Fund, TDAM U.S. Government Portfolio, TDAM Institutional U.S. Government Fund, TDAM Municipal Portfolio, TDAM California Municipal Portfolio, TDAM New York Municipal Portfolio, TDAM Short-Term Investment Fund, and TDAM Short-Term Bond Fund (individually referred to herein as a “Fund”, and collectively referred to herein as the “Funds”), and BISYS Fund Services Ohio, Inc. (“BISYS”), an Ohio corporation having a place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Company is registered with the Securities and Exchange Commission (the “Commission’) as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

     WHEREAS, each of the Funds is a registered investment company and will become subject to the requirements of Rule 38a-1 under the 1940 Act, which requires each registered investment company to adopt policies and procedures that are reasonably designed to prevent it from violating the federal securities laws;

     WHEREAS, BISYS performs certain administration services for the Funds pursuant to that Sub-Administration Agreement between BISYS and the Company dated March 22, 2007, certain distribution services for certain of the Funds, pursuant to that Distribution Agreement between BISYS and the Company dated March 22, 2007 and certain transfer agency services for certain of the Funds pursuant to that Transfer Agency Agreement between BISYS and the Company dated December _, 2006 (each, a “Primary Agreement”);

     WHEREAS, the Company desires that BISYS perform certain compliance services for the Funds;

     WHEREAS, BISYS is willing to perform the services enumerated in this Agreement on the terms and conditions set forth in this Agreement; and

     WHEREAS, BISYS and the Company wish to enter into this Agreement in order to set forth the terms under which BISYS will perform the services enumerated herein on behalf of the Funds, and to supplement and clarify certain provisions of the Agreement.

     NOW, THEREFORE, in consideration of the covenants herein contained, the Company and BISYS hereby agree as follows:

     1. Compliance Services.

     BISYS will provide the following services to assist the Company in connection with its obligations under Rule 38a-1 of the 1940 Act:

     (a) Perform risk-based testing and an annual assessment of the compliance procedures of each BISYS services group - sub-administration, distribution, and transfer agency - that provides services for the Funds.

     (b) Provide information reasonably requested by the Board of Trustees of each of the Funds (the “Board”) in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance procedures described in (a) above.

     (c) Provide reports to the Funds’ Chief Compliance Officer regarding the risk-based testing and annual assessment described in (a) above.

     Notwithstanding the foregoing, in the event that any Primary Agreement terminates with respect to any Fund or Funds, as the case may be, and/or BISYS ceases to perform administration, distribution and /or transfer agency services to any Fund or Funds under a Primary Agreement, as the case may be, this Agreement shall automatically terminate with respect to such Fund or Funds as it relates to the service provided under such Primary Agreement and/or with respect to the services performed under such Primary Agreement, as the case may be.

     BISYS may use one or more third parties to perform some or all of its obligations under this Agreement. BISYS shall be fully responsible for the acts of such third parties and shall not be relieved of any of its responsibilities under this Agreement by virtue of the use of such third parties.

     2. Fees and Expenses.

     (a) BISYS shall be entitled to receive from the Funds the amounts set forth on Schedule 1 to this Agreement, reflecting the amounts charged by BISYS for the performance of services incurred in connection with its performance hereunder. In addition, BISYS shall be entitled to receive from the Funds such out of pocket expenses incurred in carrying out its services under this Agreement, and which have been previously requested or authorized by the Company and/or any of the Funds.

     (b) All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.

     3. Term and Termination.

     (a) The compliance services to be rendered by BISYS under this Agreement (the “Compliance Services”) shall commence upon the date of this Agreement and shall continue in effect for one year from the date of this Agreement, unless earlier terminated pursuant to the terms of this Agreement. During such one-year term, the Compliance Services may be terminated upon 30 days notice in the event there is “cause,” as defined in the Agreement. Following the one-year anniversary of the date of this Agreement, the Compliance Services may be terminated by either party for “cause,” as provided above, or by providing the other party with at least 30 days prior written notice of termination.

     (b) Notwithstanding anything in this Agreement to the contrary, this Agreement, including but not limited to the provisions of Section 3(a), and all of the obligations of BISYS under this Agreement shall terminate automatically upon any termination of the Agreement.

     (c) For purposes of this Section 3, “cause” shall mean (i) a material breach of this Agreement that has not been remedied within 30 days following written notice of such breach from the non-breaching party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

     4. Standard of Care: Force Majeure: Limitation of Liability

     (a) In providing services under this Agreement, BISYS shall use reasonable professional diligence in the performance of services under this Agreement, but shall not be liable to the Company or the Funds for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against BISYS under this Agreement.

     (b) Notwithstanding any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond BISYS’ control. Events beyond BISYS’ control include, without limitation, force majeure events, such as natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

     (c) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES

REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     5. Instructions/Certain Procedures, etc.

     (a) BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Company or the Funds until receipt of actual notice thereof from the Company or the Funds.

     (b) As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the relevant then-current Prospectus and Statement of Additional Information of the Funds, to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Company or the Funds.

     (c) The parties may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may reasonably assume that any special procedure which has been approved by an executive officer of the Funds (other than an officer or employee of BISYS or its affiliates) does not conflict with or violate any requirements of the Funds’ Charter, ByLaws or then-current Prospectus.

     6. Indemnification

     (a) Each Fund, severally and not jointly, shall indemnify and hold harmless BISYS and its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses including reasonable investigation expenses (collectively, “Losses”) resulting directly and proximately from BISYS’ performance of services under this Agreement with respect to that Fund or based, if applicable, upon BISYS’ reasonable reliance on information, records, instructions or requests pertaining to services hereunder with respect to that Fund, that are given or made to BISYS by the Fund, its investment adviser, or other authorized agents of the Fund; provided that this indemnification shall not apply to actions or omissions of BISYS involving bad faith, willful misfeasance, negligence or reckless disregard by BISYS of its obligations and duties under this Agreement.

     (b) BISYS shall indemnify, defend, and hold the Funds, and their directors, officers, agents and nominees harmless from and against Losses resulting directly and proximately from BISYS’ willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder; provided that this indemnification shall not apply to actions or omissions of the Company or the Funds involving bad faith, willful misfeasance, negligence or reckless disregard by the Company or the Funds of their obligations and duties.

     (c) In order that the indemnification provisions contained herein shall apply, if in any case a party may be asked to indemnify or hold the other party harmless, the other party shall fully and promptly advise the indemnifying party in writing of all pertinent facts concerning the situation in question. The party seeking indemnification will use all reasonable care to identify and notify the indemnifying party in writing promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

     (d) The indemnifying party shall be entitled to participate in, at its own expense or, if it so elects, to assume, the defense of any claim or suit subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party and reasonably satisfactory to the indemnifying party. The indemnity and defense provisions set forth herein shall survive the termination of this Agreement.

     (e) This Section 6 is subject to the provisions of Section 4 of this Agreement.

     7. Record Retention and Confidentiality

     BISYS shall keep and maintain on behalf of the Funds all books and records which the Funds or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 3la-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided under this Agreement. BISYS further agrees that all such books and records shall be the property of the Company and the Funds and to make such books and records available for inspection by the Company, the Funds or by the Commission at reasonable times. BISYS shall otherwise keep confidential all books and records relating to the Funds and their shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, or (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process. BISYS shall provide the Funds with reasonable advance notice of disclosure to the extent reasonably practicable.

     8. Reports

     BISYS shall furnish to the Company and to the Funds’ properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company or the Funds in writing, such reports as agreed upon by the parties. The Company agrees to examine each such report or copy within 20 days and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within 20 days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Company, the Funds and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Company.

     9. Rights of Ownership

     All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Funds and all such other records and data shall be furnished to the Company or the Funds in appropriate form as soon as practicable after termination of this Agreement for any reason.

     10. Representations and Warranties.

     (a) The Company represents and warrants to BISYS that: (i) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (ii) the Funds have all necessary authorizations, licenses and permits to carry out their business as currently conducted; (iii) the Funds are in compliance in all material respects with all laws and regulations applicable to their business and operations; (iv) this Agreement has been disclosed to and approved by the Board, and that the Company has provided all such information to the Board as may be appropriate (or has been requested by the Board) in connection with the review and approval by the Board of this Agreement and the arrangements contemplated under this Agreement, including amounts expended under this Agreement; and (v) BISYS either has been, or will be, given a copy of the resolutions evidencing such approvals of this Agreement.

     (b) BISYS represents and warrants to the Company that: (i) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; and (ii) it has all necessary authorization, licenses and permits to carry out its business as currently conducted; (iii) it is in compliance in all material respects with all laws and regulations applicable to its business and operations; and (iv) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

     11. Notices

     Any notice provided under this Agreement shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section 12:

     If to the Company:

TD Asset Management USA Funds Inc.
c/o TD Asset Management USA Inc.
3l W. 52nd Street, 21st Floor
New York, NY 10019
Attn: General Counsel

     If to BISYS:

BISYS Fund Services Ohio, Inc.
3435 Stelzer Road
Columbus, OH 43219
Attn: President

with a copy to:

The BISYS Group, Inc.
105 Eisenhower Parkway
Roseland, NJ 07068
Attn: General Counsel

     12. Assignment.

     This Agreement and the rights and duties under this Agreement shall not be assignable by either of the parties to this Agreement except with the written consent of the other party, which consent shall not be unreasonably withheld or delayed. This Section 12 shall not limit or in any way affect BISYS’ right to appoint third parties pursuant to Section I of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns.

     13. Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York’s conflicts of laws principles, and the applicable provisions of the 1940 Act. To the extent that the laws of the State of New York conflict with the applicable provisions of the 1940 Act, the applicable provisions of 1940 Act shall control.

     14. Activities of BISYS

     The services of BISYS rendered to the Funds under this Agreement are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that trustees, directors, officers, employees and Shareholders of the Funds are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Funds, and that BISYS may be or become interested in the Funds as a shareholder or otherwise.

     15. Miscellaneous.

     (a) This Agreement constitutes the complete agreement of the parties to this Agreement as to the subject matter of this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

     (b) No amendment or modification to this Agreement shall be valid unless made in writing and executed by both parties hereto.

     (c) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (d) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

     (e) This Agreement shall be construed to be made by the Company with respect to each Fund, and, under no circumstances, shall the rights, obligations or remedies with respect to a particular Fund be deemed to constitute a right, obligation or remedy applicable to any other Fund.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

TD ASSET MANAGEMENT USA FUNDS INC.

By: /s/ Michele Teichner Name: Michele Teichner Title: VP

BISYS FUND SERVICES OHIO, INC.

By: /s/ Fred Naddaff Name: Fred Naddaff Title: President

SCHEDULE I

Compliance Services Fees

Annual Fee:               $37,500.00

(payable in equal monthly installments)

Commencing on the one-year anniversary of the Effective Date, BISYS may annually increase the above fees by up to an amount equal to the greater of (x) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index mutually agreed upon by the parties should such index no longer be published, or (y) 10%.